[LOGO OF CENTOCOR GOES HERE]                                    NEWS RELEASE
______________________________________________________________________________


FOR IMMEDIATE RELEASE    CENTOCOR CONTACT:  TIMOTHY P. COST
                                            (610-889-4459)

                                            BETH FIELD WALLACE
                                            (610-651-6122)


                 CENTOCOR RECEIVES FDA CLEARANCE/APPROVAL
                    TO MARKET TWO DIAGNOSTIC TEST KITS

MALVERN, PA, January 10, 1995 -- Centocor, Inc. (Nasdaq:CNTO) announces today that it has received clearance/approval from the U.S. Food and Drug Administration to market new diagnostic products addressing syphilis and ovarian cancer.

CAPTIA (TM) Syphilis-G, an infectious disease serology test, received 510(k) clearance for use as a primary screening method for the detection of Treponema pallidum antibodies in human serum or plasma, as performed in blood bank or plasma center testing laboratories. This is the first syphilis microtiter-based enzyme immunoassay approved for blood and plasma screening, and is designed to be fully automated.

CA 125 II(TM), a second generation cancer assay, received premarket approval application (PMA) supplement approval for use as an aid in the detection of residual epithelial ovarian cancer. CA 125 II(TM) enhances low-end sensitivity as compared to the original assay.

"We are pleased to add these two key U.S. diagnostics product approvals to our list of recent regulatory approvals," said David P. Holveck, president and chief executive officer of Centocor. "Our Diagnostics business continues to be a key driver for our current financial performance, and we are committed to identify ways to enhance its prospects. Placing our unique antibodies into our partners' automated test kits represents a solid new technology platform for us to build on."

Centocor currently manufactures diagnostic tumor markets for epithelial ovarian cancer (CA 125), pancreatic cancer (CA 19-9), breast cancer (CA 15-3), gastric cancer (CA 72-4), and lung cancer (CYFRA 21-1). These markers are incorporated into test kits marketed and sold by a variety of global and regional partners. In addition, Centocor manufacturers infectious disease test kits that are marketed by partners worldwide for rubella, cytomegalovirus, and toxoplasma.

Centocor develops, manufactures, and markets diagnostic and therapeutic products for human healthcare. Centocor's products are based on monoclonal antibody and peptide technologies, and are primarily intended for the management of patients with infectious, cardiovascular and autoimmune diseases, and cancer.

                                      ###